Exhibit 99.1
Global Water Resources Reports First Quarter 2020 Results

PHOENIX, AZ – May 6, 2020 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the first quarter ended March 31, 2020. All quarterly comparisons are to the same year-ago period unless otherwise noted.
Q1 2020 Financial Highlights
•Revenues increased 6.6% to $8.2 million.
•Net income totaled $0.4 million or $0.02 per share.
•Cash and cash equivalents totaled $17.1 million. Subsequent to the end of the quarter, the company secured a new two-year revolving $10.0 million credit line to support its growth strategy, replacing the previous credit line with more favorable terms.
•Raised total net proceeds of approximately $11.5 million from an equity offering to fund acquisitions and for working capital and other general corporate purposes.
•Declared three monthly cash dividends of $0.0241 per common share (or $0.2892 per share on an annualized basis).
Q1 2020 Operational Highlights
•Total active connections increased 4.7% to 46,227 at March 31, 2020 from 44,152 at March 31, 2019.
•Q1 annualized active connection growth rate was 3.5%.
•Continued to realize benefits from bringing customer service and billing in-house last December, including better control of long-term service costs, and benefits derived from a deeper focus on customer experience and enhanced scalability of operations.
Management Commentary

“Our top-line growth and strong bottom-line results for the first quarter were primarily driven by organic connection growth, approved rate increases, and reduced expenses,” commented Global Water Resources president and CEO, Ron Fleming. “We also maintained strong performance throughout our organization, including with compliance and safety, and we completed several significant improvement projects for the communities we serve.

“Since we brought our customer service and billing in-house in December, we gained the ability to better control our long-term service costs, along with benefits derived from a deeper focus on customer experience and enhanced scalability of our operations. As one example, we have been able to proactively encourage customers to set up autopay with electronic payment, either by ACH or credit card, as a more convenient way to manage their account and make timely payments. So far, this effort has increased customers on autopay by 30% to now more than 6,000—or about a quarter of our customer base—and we believe this will help us better manage our accounts receivable.

“During the first quarter, our operations and financial results were not materially affected by the COVID-19 pandemic. However, at this point we cannot predict the ultimate impact it could have on our operations and financial results going forward. We believe there is a probability that development and growth in our service areas may slow, which could impact negatively our organic growth for some period of time. Additionally, since our customer base is over 90% residential connections, we may see an increase in water usage due to more people working or staying at home. We expect some customers to have difficulty paying their utility bills due to economic hardships caused by the COVID-19 pandemic, but we’re ready to work with them to set up payment plans and other options. We expect the transition to autopay also provides consistency for regular ongoing payments.

"From an operational and financial perspective, we believe we have a strong balance sheet and disciplined strategy for growth if opportunities arise. Further, we believe we have sufficient liquidity and capital resources to pursue expansion through organic growth, acquisitions, and new projects, such as the integrated utility solution for Inland Port Arizona within the City of Coolidge that we announced last year.

“In the long term, beyond the COVID-19 pandemic, we believe Arizona, and especially the communities we serve in Maricopa and Pinal Counties, will continue to see strong growth over time despite the current impact from the COVID-19 pandemic. Given the many economic and practical benefits Arizona offers businesses of any size, we expect our region to benefit from the ongoing business and population net in-migration that has put our state at or near the top of the list nationally for many years. We are prepared to support the growth of our region with our Total Water Management solution that helps create sustainable communities.

“Global Water’s primary goals and objectives for 2020 and beyond remain the same: we will continue to meet our primary mandates to provide safe, reliable, and sustainable service to our customers and partners, while taking a disciplined approach to growth and long-term value creation.

“We will endeavor to grow earnings by driving top-line growth, implementing operational efficiencies and managing controllable expenses. We will make prudent capital improvements as necessary, and expand our utility platform via greenfield opportunities to ensure we have the appropriate capacity and redundancy to continue to be a reliable utility partner.

“Finally, we will continue to pursue accretive acquisitions with consolidation benefits. Accretive tuck-ins can complement the strong position and growth of our core regional assets, and we remain committed to pursuing such opportunities, both large and small.”

Q1 2020 Financial Summary

Revenues

Total revenues in the first quarter of 2020 increased $0.5 million, or 6.6%, to $8.2 million compared to $7.7 million in the same period in 2019. This increase was primarily driven by organic connection growth combined with an increase in rates.

Operating Expenses

Operating expenses decreased $0.1 million, or 1.4%, to $6.4 million in the first quarter of 2020. The decrease was due primarily to decreased general and administrative expenses, partially offset by increased operations and maintenance expense and depreciation expense. The decrease in general and administrative expenses was driven by a decrease in deferred compensation and board compensation expenses, slightly offset by increased personnel and related expenses.

Other Expense

Total other expense increased $1.0 million to $1.2 million in the first quarter of 2020. The difference in other expense was primarily attributed to the receipt of the final $1.0 million of proceeds in March 2019 in connection with the 2013 sale of water management agreements relating to the 7,000-acre territory within a portion of the western planning area of the City of Glendale, Arizona, known as the "Loop 303 Corridor."

Net Income

Net income decreased $0.3 million, or 45.5%, to $0.4 million, or $0.02 per share, in the first quarter of 2020, compared to $0.6 million, or $0.03 per share, in the same period in 2019. The decrease was primarily attributed to the final payout pursuant to the Loop 303 contracts received in the first quarter of 2019 partially offset by higher operating income in the first quarter of 2020.

Adjusted EBITDA

Adjusted EBITDA increased $0.6 million, or 18.4%, to $4.1 million in the first quarter of 2020, compared to $3.4 million for the same period in 2019. The increase was driven by an increase in revenue from organic connection growth and higher rates, in addition to reduced operating expenses (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources

Cash and cash equivalents totaled $17.1 million at March 31, 2020, as compared to $7.5 million at December 31, 2019. The increase in cash was due to net proceeds of approximately $11.5 million from our equity offering in January 2020. Subsequent to the end of the first quarter, the company secured a new two-year revolving $10 million credit line to support its growth strategy, replacing the previous credit line with more favorable terms. The full amount under this new credit line remains available to-date.

Dividend Policy
The company declared a monthly cash dividend of $0.0241 per common share (or $0.2892 per share on an annualized basis), which will be payable on May 29, 2020 to holders of record at the close of business on May 15, 2020.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

As discussed above, due to the COVID-19 pandemic, Global Water management believes that development and growth in the company's service areas may slow, which could negatively impact its organic growth for some period of time. In addition, the company voluntarily agreed not to disconnect customers or charge late fees as a result of the economic hardships caused by the COVID-19 pandemic, such as due to the loss of employment by its customers, which may lead to an increase in uncollectable accounts. Accordingly, Global Water management believes that the company may be unable to collect a portion of billed revenue for some period of time, if at all. Therefore, Global Water could see a negative impact to its revenue, earnings, and cash flows due to the COVID-19 pandemic as this continues through 2020.

Connection Rates
As of March 31, 2020, active service connections increased by 2,075, or 4.7%, to 46,227, compared to 41,422 at March 31, 2019. The increase in active service connections was primarily due to growth in the company's service areas. As of March 31, 2020, the vacancy rate was 0.8%, down from the peak of 11.9% in February 2009.

Conference Call
Global Water Resources will hold a conference call to discuss its first quarter 2020 results tomorrow, followed by a question and answer period.

Date: Thursday, May 7, 2020
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10009283

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 21, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10009283

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, the anticipated impacts from the COVID-19 pandemic on the Company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$329,331	$326,303
Less accumulated depreciation	(94,956)	(92,749)
Net property, plant and equipment	234,375	233,554
CURRENT ASSETS:
Cash and cash equivalents	17,137	7,513
Accounts receivable — net	1,701	1,631
Customer payments in-transit	265	—
Due from affiliates	—	426
Unbilled revenue	2,116	2,048
Prepaid expenses and other current assets	747	675
Total current assets	21,966	12,293
OTHER ASSETS:
Goodwill	4,398	4,398
Intangible assets — net	12,554	12,554
Regulatory asset	1,696	1,715
Restricted cash	1,723	1,582
Other noncurrent assets	22	17
Total other assets	20,393	20,266
TOTAL ASSETS	276,734	266,113
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	674	992
Accrued expenses	7,403	7,546
Deferred revenue	22	—
Customer and meter deposits	1,522	1,445
Long-term debt and capital leases — current portion	119	117
Total current liabilities	9,740	10,100
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,629	114,664
Deferred revenue - ICFA	17,422	17,372
Regulatory liability	8,845	8,803
Advances in aid of construction	67,901	67,621
Contributions in aid of construction — net	14,384	14,520
Deferred income tax liabilities — net	5,130	4,919
Acquisition liability	1,773	1,773
Other noncurrent liabilities	1,876	1,669
Total noncurrent liabilities	231,960	231,341
Total liabilities	241,700	241,441
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,636,420 and 21,636,420 shares issued as of March 31, 2020 and December 31, 2019, respectively.	226	216
Treasury stock, 99,039 shares at March 31, 2020 and December 31, 2019.	(1)	(1)
Paid in capital	34,809	18,753
Retained earnings	—	5,704
Total shareholders' equity	35,034	24,672
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$276,734	$266,113

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
REVENUES:
Water services	$3,388	$3,138
Wastewater and recycled water services	4,823	4,569
Unregulated revenues	19	16
Total revenues	8,230	7,723

OPERATING EXPENSES:
Operations and maintenance	2,232	1,723
Operations and maintenance - related party	—	415
General and administrative	2,088	2,375
Depreciation and amortization	2,113	2,011
Total operating expenses	6,433	6,524
OPERATING INCOME	1,797	1,199

OTHER INCOME (EXPENSE):
Interest income	52	57
Interest expense	(1,338)	(1,360)
Other	49	1,068
Other - related party	—	27
Total other expense	(1,237)	(208)

INCOME BEFORE INCOME TAXES	560	991
INCOME TAX EXPENSE	(206)	(342)
NET INCOME	$354	$649

Basic earnings per common share	$0.02	$0.03
Diluted earnings per common share	$0.02	$0.03
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	22,333,425	21,471,296
Diluted	22,391,930	21,493,436

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$354	$649
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	(582)	178
Depreciation and amortization	2,113	2,011
Amortization of deferred debt issuance costs and discounts	14	50
Loss on equity investment	—	70
Other (gains) and losses	2	(2)
Provision for doubtful accounts receivable	40	7
Deferred income tax expense	210	247
Changes in assets and liabilities
Accounts receivable	(111)	146
Other current assets	21	(83)
Accounts payable and other current liabilities	587	415
Other noncurrent assets	20	18
Other noncurrent liabilities	502	78
Net cash provided by operating activities	3,170	3,784
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,525)	(1,798)
Other cash flows from investing activities	(9)	—
Net cash used in investing activities	(3,534)	(1,798)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,629)	(1,537)
Advances in aid of construction	280	147
Principal payments under capital lease	(26)	(12)
Refunds of advances for construction	—	(11)
Loan borrowings	—	31
Loan repayments	(17)	(36)
Proceeds from sale of stock	11,739	—
Debt issuance costs paid	—	(20)
Payments of offering costs for sale of stock	(218)	—
Net cash (used) provided by financing activities	10,129	(1,438)
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	9,765	548
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	9,095	13,197
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$18,860	$13,745

Supplemental disclosure of cash flow information:

	March 31, 2020	March 31, 2019
Cash and cash equivalents	$17,137	$13,303
Restricted Cash	1,723	442
Total cash, cash equivalents, and restricted cash	$18,860	$13,745

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2020 and 2019 is as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Net Income	$354	$649
Income tax expense	206	342
Interest income	(52)	(57)
Interest expense	1,338	1,360
Depreciation and amortization	2,113	2,011
EBITDA	3,959	4,305
Management option expense	115	65
Loop 303 income	—	(1,000)
Equity investment loss	—	70
EBITDA adjustments	115	(865)
Adjusted EBITDA	$4,074	$3,440